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                         Consent of Independent Auditors

We consent to the reference to our firm as "Experts" in Item 3 of the Registration Statement (Form S-8) pertaining to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan and to the incorporation by reference therein of our report dated March 5, 1999, with respect to the combined financial statements of LifePoint Hospitals, Inc. and its subsidiaries included in LifePoint's Registration Statement on Form 10 at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                         /s/ Ernst & Young LLP
                                                         Ernst & Young LLP

Nashville, Tennessee
May 10, 1999